Exhibit 99.1

Cadence Bank Announces Settlement of Claims Made by
U.S. Department of Justice and the Office of the Comptroller of the Currency

HOUSTON, August 30, 2021 – Cadence Bancorporation (NYSE: CADE) (the “Company”), the parent company of Cadence Bank, N.A. (the “Bank”), announced today the Bank entered into separate settlements with the U.S. Department of Justice (“DOJ”) and the Office of the Comptroller of the Currency (“OCC”) to resolve historical allegations that it violated fair lending laws in Houston, Texas.

“Cadence believes that at all times it acted in compliance with our nation’s fair lending laws. Following a Houston-based bank acquisition in mid-2012, we recognized that the mortgage lending program was not where we wanted it to be,” said Paul B. Murphy, Jr., chairman & CEO of Cadence Bancorporation. “We subsequently developed and successfully implemented a coordinated set of efforts to sustainably increase our lending in majority-minority census tracts and minority neighborhoods in Houston. For the last several years, the percentage of our Houston residential mortgage lending in minority neighborhoods has reached 50% or above, exceeding our peers. We are pleased with our results today.”

After self-identifying the Houston mortgage lending proportionality issues and on its own initiative, the Bank established the Fair and Responsible Banking Working Group to study and create an action plan to increase mortgage lending in Houston majority-minority census tracts (“MMCTs”) and Hispanic neighborhoods. The Bank’s multi-faceted approach included the development of a more competitive mortgage loan product for low- and moderate-income borrowers (the “Affordable Home Loan Program”), the opening of a new full-service retail branch in a Houston MMCT, expanded hiring of Spanish-speaking mortgage loan officers, and increased advertising and marketing to support these efforts.

The Bank also entered into a five-year, $2.5 billion Community Benefits Plan (the “Plan”) in 2019 to continue to ensure that minority communities, especially low- and moderate-income communities, are well served. Created with input from the National Community Reinvestment Coalition (NCRC), the Plan includes provisions for mortgage lending, small business lending, and community development lending and investments across the bank’s six-state footprint comprised of Alabama, Florida, Georgia, Mississippi, Tennessee and Texas. In addition, Cadence formed a CRA Advisory Board to support the community outreach and reinvestment initiatives the Bank outlined in its 2019-2023 Community Benefits Plan.

“We will continue to evaluate opportunities to provide the most effective solutions to help our customers achieve their goals and to strengthen our communities,” said Murphy. “At Cadence, diversity, equity and inclusion are values that are deeply ingrained in our culture and intentionally fused into our strategic priorities. We are fully committed to supporting historically marginalized communities in ways that bring meaningful and sustainable progress and help the communities we serve thrive.”

The Company continues to expect to complete the pending merger with BancorpSouth Bank (NYSE: BXS) in the fourth quarter of 2021, subject to receipt of required regulatory approvals and satisfaction of other customary closing conditions.

Note: Under the OCC’s Consent Order, the Bank will pay a civil money penalty in the amount of $3 million to the U.S. Department of the Treasury. Under the DOJ’s Consent Order, the Bank will invest $4.17 million in a loan subsidy fund to increase credit opportunities to residents of majority-Black and Hispanic neighborhoods and will devote $1.38 million toward advertising, community outreach, and credit repair and education. The Bank will also open one full-service branch to serve the banking and credit needs of residents in a majority-Black and Hispanic neighborhood in Houston. In addition, the Bank will employ a director of community lending and development who will oversee these efforts and work in close consultation with the Bank’s leadership.

The DOJ Consent Order must be approved by the United States District Court for the Northern District of Georgia, and once entered by the court will resolve all claims by the DOJ against the Bank.

About Cadence Bancorporation

Cadence Bancorporation (NYSE: CADE), headquartered in Houston, Texas, is a regional financial holding company with $18.7 billion in assets as of June 30, 2021. Its wholly owned subsidiary, Cadence Bank, N.A., operates 99 branch locations in Alabama, Florida, Georgia, Mississippi, Tennessee and Texas, and provides corporations, middle-market companies, small businesses and consumers with a full range of innovative banking and financial solutions. Cadence Bank’s services and products include commercial and business banking, treasury management, specialized lending, asset-based lending, commercial real estate, SBA lending, foreign exchange, wealth management, investment and trust services, financial planning, retirement plan management, personal and business insurance, consumer banking, consumer loans, mortgages, home equity lines and loans, and credit cards. The bank’s clients have access to leading-edge online and mobile solutions, interactive teller machines, and more than 55,000 ATMs. The Cadence Bank team of more than 1,800 associates is committed to exceeding customer expectations and helping their clients succeed financially. Cadence Bank, N.A. Member FDIC. Equal Housing Lender. NMLS#525022.

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Contact Information

Cadence Bancorporation
Media contacts:
Danielle Kernell
713-871-4051
danielle.kernell@cadencebank.com

John Lovallo
LEVICK
917-612-8419
jlovallo@levick.com

Investor relations contact:
Valerie Toalson
713-871-4103 or 800-698-7878
vtoalson@cadencebancorporation.com